CONSULTANT'S AGREEMENT

         THIS CONSULTANT'S AGREEMENT is executed on the 30th day of August, 2000, ("Effective Date") by and between Grow Biz International, Inc., having its principal office at 4200 Dahlberg Drive, Suite 100, Minneapolis, Minnesota 55422-4837 ("Grow Biz"), and Hollis Technologies, LLC, a Florida limited liability company, having its principal office at 3612 Ventura Drive East, Lakeland, Florida 33811 ("Hollis"):

                                    RECITALS

         WHEREAS, Hollis is engaged in the business of franchising the right to own and operate Computer Renaissance(R) retail stores ("Business") and has invested substantially in the development of techniques, programs, services, systems, information, trade secrets, discoveries, improvements, developments, and other confidential property; and that Hollis must ensure that all information relating to those clients and franchisees remain confidential and that the goodwill established to its clients and franchisees is maintained; and

         WHEREAS, Grow Biz acknowledges that it is essential to the conduct of Hollis' business and to its clients and franchisees that such information be kept confidential and treated as secret and that Hollis' client and franchisee relationships must be protected; and

         WHEREAS, Grow Biz and its principals are extremely knowledgeable in the affairs of the Business and has great expertise in dealing with franchise systems including, without limitation, vendor relationships; and

         WHEREAS, Grow Biz desires to enter into a business relationship with Hollis to provide general consulting services and assistance with the Business as well as to aid in Hollis' business development, client and franchisee retention.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, ten dollars ($10.00), and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grow Biz and Hollis hereby agree:

         1. Agreement. Hollis hereby contracts with Grow Biz to provide certain services (defined below), and Grow Biz hereby accepts the contract, upon the terms and conditions set forth in this Consultant's Agreement ("Agreement"). Hollis and Grow Biz agree that Grow Biz is an independent contractor with regards to the work performed by Grow Biz for Hollis. Both Hollis and Grow Biz acknowledge that no principal/agent relationship exists and that neither party is the employer or the employee of the other party.

         2. Term. Subject to the provisions of termination as hereinafter provided, the term of this Agreement shall begin on the Effective Date hereof, and shall have a term of five (5) years, although the business relationship may be terminated at the will of Hollis or at the will of Grow Biz as provided hereunder, and may be extended by mutual written agreement of the parties. If Hollis terminates this agreement for any reason, with or without cause, Hollis shall pay to Grow Biz within 15 days an amount in cash equal to the total of all remaining installments that would have been paid over the period referenced in
Section 3 hereof.

         3. Compensation. Grow Biz shall receive Two Million and No/100 Dollars ($2,000,000.00) as compensation for any and all services of every nature rendered and to be rendered by Grow Biz in connection with this Agreement ("Consulting Fee"). Hollis shall make sixty (60) equal monthly installments of Thirty Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($33,333.33). Notwithstanding the foregoing, Hollis may pay all or any portion of the Consulting Fee during the term of this Agreement, upon providing Grow Biz with ninety (90) days' prior written notice of such payment.


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         4. Duties. Grow Biz and its principals shall make themselves available to and will consult with Hollis with respect to transition related and business strategy matters during the term of this Consultant's Agreement, including without limitation, client and franchise development, business and vendor contacts, provided that Grow Biz personnel may provide such services at its corporate headquarters during normal business hours, unless otherwise agreed to in writing. Grow Biz, or its principals, shall be reimbursed for any expenses they may incur in providing consulting services to Hollis.

         5. Extent of Service. Grow Biz shall devote as much of its working time, energy, and attention to its duties, set forth above, as is mutually acceptable to Hollis and Grow Biz.

         6. Taxes. Grow Biz is solely responsible for paying any and all necessary and appropriate federal, state, and local taxes which are due and owing by Grow Biz as a result of this Agreement. Hollis will issue appropriate documents to Grow Biz for federal income tax purposes in accordance with the requirements of the Internal Revenue Code. Grow Biz agrees to be solely responsible for the preparation of all appropriate federal, state, and local tax reports and returns related to its performance of services under this Agreement.

         7. Dissolution During Agreement. If Grow Biz dissolves or files for bankruptcy protection ("Dissolution") during the term of this Agreement, this Agreement shall terminate and Hollis shall have no further financial obligations to Grow Biz; however, Dissolution shall not be deemed to include where Grow Biz merges with another entity, substantially all of Grow Biz's assets are purchased by another entity or any other business transaction where any one or more of the businesses or Grow Biz continue (collectively referred to as "Successor Grow Biz"), so long as the Successor Grow Biz agrees in writing to be bound by this Agreement.

         8. Confidentiality. Grow Biz shall maintain as confidential and shall not use or disclose (except as required by law or as authorized in writing by Hollis) any confidential or proprietary information or materials relating to the Business (the "Confidentiality Restriction"). In the event any party hereto is required by law to disclose any confidential information, such party shall promptly (and in any event prior to final disclosure) notify each other party in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with each other party to preserve the confidentiality of such information consistent with applicable law.

         9. Covenant Not to Compete. The restrictive covenants, as set forth in the Asset Purchase Agreement between these parties and CompRen, Inc. of even date, are incorporated herein by reference and shall be binding on Grow Biz.

         10. Consideration. Grow Biz expressly acknowledges and agrees that: (a) the execution by Hollis of this Agreement constitutes full, adequate, and sufficient consideration to Grow Biz from Hollis for the duties, obligations, and covenants of Grow Biz under this Agreement, including, by way of illustration and not by way of limitation, the agreements, covenants, and obligations of Grow Biz under Paragraph 8 of this Agreement; and (b) Hollis has a legitimate business interest in obtaining Grow Biz' commitment to the Covenant Not to Compete. Hollis expressly acknowledges and agrees similarly with respect to the consideration received by it from Grow Biz under this Agreement.

         11. Notices. Any and all notices shall be given pursuant to this Agreement; such notices shall be in writing, shall be either hand delivered or sent by certified United States mail, return receipt requested, and shall be addressed to the signatories at the addresses shown on the signature page of this Agreement or at any subsequent address provided by one party to the other in writing.

         12. Consent To Personal Jurisdiction and Venue; Waiver of Jury Trial. Grow Biz hereby consents to personal jurisdiction and venue, for any action brought by Hollis arising out of a breach or threatened breach of this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division; Grow Biz hereby agrees that any action brought by it alone or in combination with others, against Hollis, whether arising out of this Agreement or otherwise, shall be brought exclusively in the

United States District Court for the Middle District of Florida, Tampa Division. Grow Biz and Hollis hereby agree that any controversy which may arise under this Agreement would involve complicated and difficult factual and legal issues, accordingly Hollis and Grow Biz intentionally waive any right to request a jury trial in any action arising out of, or based upon this Agreement and any agreement contemplated to be executed in conjunction herewith.

         13. Acknowledgments. Grow Biz hereby acknowledges that it has been provided with a copy of this Agreement for review prior to signing it, that it has been advised and given the opportunity to have this Agreement reviewed by its own attorney prior to signing it, that it understands the purposes and effects of this Agreement, and that he has been given a signed copy of this Agreement for its own records. Grow Biz acknowledges that Clark & Campbell, P.A. represents Hollis only and has not given Grow Biz any advice or counsel regarding this Agreement.

         14. Waiver. The waiver by either party of a breach or threatened breach of this Agreement by the other party (the "Breach Party") shall not be construed as a waiver of any subsequent breach by the Breach Party. The refusal or failure of Hollis to enforce the Confidentiality Restrictions of Paragraph 8 and/or the Restrictive Covenants of Paragraph 9 of this Agreement (or any similar agreement) against any employee, agent, or independent contractor, for any reason, shall not constitute a defense to the enforcement by Hollis of the Confidentiality Restrictions of Paragraph 8 or the Restrictive Covenants of Paragraph 9, nor shall it give rise to any claim or cause of action by such employee, agent, or independent contractor or consultant against Hollis.

         15. Prevailing Parties. The prevailing party in any litigation involving this Agreement shall be entitled to its reasonable attorneys' fees.

         16. Independent Contractor. Grow Biz specifically acknowledges and agrees that it is an independent contractor and not an employee of Hollis. Nothing contained in this Agreement shall be construed as to create an employee/employer relationship between Hollis and Grow Biz.

         17.      Rules of Construction.

         (a) Entire Agreement. This Agreement constitutes the entire agreement between its signatories pertaining to the subject matters of the Agreement, and it supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the signatories in connection with the subject matters of the Agreement. Except as otherwise herein provided, no covenant, representation, or condition not expressed in this Agreement, or in an amendment made and executed in accordance with the provisions of the subparagraph (b) of this paragraph, shall be binding upon the signatories or shall affect or be effective to interpret, change, or restrict the provisions of this Agreement.

         (b) Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed by all signatories to this Agreement.

         (c) Governing Law. This Agreement shall be governed and construed in accordance with the statutory and decisional law of the State of Florida governing contracts to be performed in their entirety in Florida..

         (d) Severability. If any paragraph, subparagraph, or provision of this Agreement, or the application of such paragraph, subparagraph, or provision, is held invalid by a court of competent jurisdiction, the remainder of the Agreement, and the application of such paragraph, subparagraph, or provision to persons or circumstances other than those with respect to which it is held invalid, shall not be affected.


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         (e) Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and they shall not be considered a part of this Agreement for purposes of interpreting or applying this Agreement; such titles or captions are not intended to define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, or conditions in any manner or way whatsoever.

         (f) Continuance of Agreement. The rights, responsibilities, and duties of the signatories to this Agreement, and the covenants and agreements contained in this Agreement, shall continue to bind the signatories, shall continue in full force and effect until each and every obligation of the signatories pursuant to this Agreement (and any document or agreement incorporated hereby by reference) shall have been fully performed, and shall be binding upon the successors and assigns of the signatories.

         (g) Ambiguity. It is the intention of both Hollis and Grow Biz that the normal rule of construction to the effect of any ambiguities are to be resolved against the drafting party shall not be utilized in the interpretation or construction of this Agreement. Both parties shall be deemed to have participated equally in the drafting of this Agreement.

         IN WITNESS WHEREOF, the signatories have executed this Agreement the day and year first above written.

         WITNESSES:                         GROW BIZ INTERNATIONAL, INC.

                                            By:  /s/ John Morgan
         Name:   /s/ Jennifer O'Conner      John Morgan, Chairman and Chief
                                            Executive Officer
         ______________________________     4200 Dahlberg Drive, Suite 100
         Name: ________________________     Minneapolis, Minnesota 55422-4837


                                             HOLLIS TECHNOLOGIES, LLC, a
                                             Florida limited liability company

                                             By Its Managing Member:

           /s/ Jennifer O'Conner             Hollis Computer Concepts, Inc.,
         Name: ________________________      a Florida corporation

         ____________________________        By:  /s/ Jack M. Hollis
         Name: ______________________        Jack M. Hollis, its President
                                             3612 Ventura Drive East
                                             Lakeland, Florida 33811